Virtu Financial, Inc.

Pricing Term Sheet

May 14, 2019

9,000,000 Shares of Class A Common Stock

Issuer:	Virtu Financial, Inc.

Symbol:	VIRT (NASDAQ)

Shares Offered:	9,000,000 shares of Class A Common Stock (100% synthetic secondary)

Greenshoe:	N/A

Offer Price:	Variable

Trade Date:	May 14, 2019

Closing Date:	May 17, 2019

CUSIP No.:	928254101

Joint Active Bookrunners:	Morgan Stanley & Co. LLC
Sandler O’Neill & Partners, L.P.

An effective registration statement relating to such shares of Class A Common Stock has been filed with the Securities and Exchange Commission. A copy of the preliminary prospectus supplement relating to the offering may be obtained for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Virtu, any underwriter, or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement if you request it by contacting: Morgan Stanley & Co. LLC at Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 or Sandler O’Neill + Partners, L.P.; Attn: Syndicate Department, 1251 Avenue of the Americas, 6th Floor, New York, NY 10020; (866) 805-4128; syndicate@sandleroneill.com. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.